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                                                                  EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Consolidated
Container Company LLC and Consolidated Container Capital, Inc. of Form S-4 of our report dated May 21, 1999, on the consolidated balance sheet of Plastic Containers, Inc. and subsidiaries as of May 29, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the period form January 1, 1998 through May 29, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Omaha, Nebraska
September 27, 1999